EXHIBIT 2.1

PURCHASE AGREEMENT

BY AND BETWEEN

MURIEL SIEBERT & CO., INC.,

and

SIEBERT BRANDFORD SHANK FINANCIAL, LLC

November 9, 2015

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TABLE OF CONTENTS (continued)

		Page

Section 10.1	Notices	15
Section 10.2	Entire Agreement; Nonassignability; Parties in Interest	16
Section 10.3	Severability	16
Section 10.4	Amendment	16
Section 10.5	Extension, Waiver	16
Section 10.6	Remedies Cumulative	16
Section 10.7	Governing Law	16
Section 10.8	Waiver of Jury Trial	17
Section 10.9	Specific Performance	17
Section 10.10	No Third Party Beneficiaries	17
Section 10.11	Counterparts	17
EXHIBITS

Exhibit A	Form of Senior Subordinated Loan Agreement
Exhibit B	Form of Buyer Operating Agreement
Exhibit C	Form of Subordination Agreement
Exhibit D	Form of Junior Subordinated Note
Exhibit E	Form of Pledge Agreement

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PURCHASE AGREEMENT

PURCHASE AGREEMENT (this “Agreement”), dated as of November 9, 2015, by and between Muriel Siebert & Co., Inc., a Delaware corporation (“Seller”) and Siebert Brandford Shank Financial, LLC, a Delaware limited liability company (“Buyer”).

RECITALS:

WHEREAS, Seller is the record and beneficial owner of membership interests of Buyer (the “Buyer Membership Interests”) representing 49% of all of the issued and outstanding Buyer Membership Interests as of the date hereof (the “Seller Interests”) and all of the other Buyer Membership Interests that are issued and outstanding shall, concurrently with the Closing hereunder, be owned beneficially and of record by Suzanne F. Shank, Cisneros and Miramontes Holdings, LLC, a Texas limited liability company, William C. Thompson, Jr. and Sean Duffy (each a “Buyer Member” and, collectively, the “Buyer Members”);

WHEREAS, Seller desires to sell, transfer and assign, and Buyer desires to purchase, all of the Seller Interests upon the terms and subject to the limitations and conditions hereinafter set forth;

WHEREAS, contemporaneously with the execution and delivery of this Agreement (a) Buyer is entering into that certain Senior Subordinated Loan Agreement, dated as of the date hereof, by and between Buyer and Metro Bank, in the form of Exhibit A hereto (the “Senior Subordinated Loan Agreement”), (b) Buyer and the Buyer Members are entering into that certain Amended and Restated Limited Liability Company Agreement, dated as of the date hereof, in the form of Exhibit B hereto (the “Buyer Operating Agreement”), and (c) Seller is entering into that certain Subordination Agreement, dated as of the date hereof, by and between Seller and Metro Bank, in the form of Exhibit C hereto (the “Subordination Agreement”); and

NOW THEREFORE, in consideration of the mutual covenants of the parties set forth in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1          Certain Definitions. The following terms shall have the following meanings:

“Agreement” has the meaning set forth in the Preamble.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnified Persons” has the meaning set forth in Section 8.1(b).

“Buyer Member” has the meaning set forth in the Preamble.

“Buyer Operating Agreement” has the meaning set forth in the Recitals.

“Capital Markets Purchase Agreement” means that certain Asset Purchase Agreement, dated as of November 4, 2014, by and between Seller, Buyer and SBS.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” has the meaning set forth in Section 4.2(b).

“Damages” has the meaning set forth in Section 8.1(b).

“D&O Indemnified Party” has the meaning set forth in Section 6.8(a).

“D&O Indemnifying Parties” has the meaning set forth in Section 6.8(b).

“FINRA” means the Financial Industry Regulatory Authority.

“Governmental Entity” has the meaning set forth in Section 4.2(c).

“Indemnified Party” has the meaning set forth in Section 8.2(b)(i).

“Indemnifying Party” has the meaning set forth in Section 8.2(b)(i).

“Junior Subordinated Note” has the meaning set forth in Section 2.2.

“Law” means any federal, state, local or foreign statute, law, regulation, judgment, order or decree of any Governmental Entity.

“Liens” has the meaning set forth in Section 4.2(b).

“Parent” has the meaning set forth in Section 6.1(b).

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Pledge Agreement” has the meaning set forth in Section 2.2.

“Purchase Price” has the meaning set forth in Section 2.2.

“Restricted Period” has the meaning set forth in Section 6.1(b).

“SBS” means Siebert, Brandford, Shank & Co., LLC, a Delaware limited liability company and wholly owned subsidiary of Buyer.

“SBS Business” means the business, as conducted by SBS and Buyer on the date hereof, of (a) municipal underwriting and financial advisory services to state and local governments for the funding of education, housing, health services, transportation, utilities, capital facilities, redevelopment and general infrastructure projects, and (b) acting as co-manager, underwriting syndicate member, or selling group member in respect of securities offerings for corporations and Federal agencies, and related investment banking and institutional equity execution services and brokerage service to both institutional investors and equity and fixed-income issuers.

“SBS Collateral Agreement” means that certain Collateral Agreement by and between SBS and Seller in connection with the issuance of the SBS Secured Demand Note.

“SBSF Operating Agreement” means that certain Siebert Brandford Shank Financial, LLC Operating Agreement, dated as of November 4, 2014.

“SBS Secured Demand Note” means that certain secured demand note, issued by SBS to Seller in the aggregate principal amount of $1,200,000.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnified Persons” has the meaning set forth in Section 8.1(c).

“Third Party Claim” has the meaning set forth in Section 8.2(b)(i).

“Transaction Documents” shall mean this Agreement, Junior Subordinated Note, the Pledge Agreement, the Subordination Agreement and any other documents or instruments executed and delivered by Seller in connection with the transactions contemplated hereby and thereby.

Section 1.2           Certain Matters of Construction. In addition to the definitions referred to or set forth in Section 1.1:

(a)          The words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole (including Exhibits) and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof.

(b)          Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.

(c)          The term “or” is not exclusive.

(d)          Any Law defined or referred to herein means such Law as from time to time amended, modified or supplemented, including by succession of comparable successor Law.

(e)          References to a Person are also to its permitted successors and assigns.

(f)          All references in this Agreement to any Exhibit shall, unless the context otherwise requires, be deemed to be a reference to an Exhibit to this Agreement, as the case may be, as such may be amended in accordance with this Agreement, all of which are made a part of this Agreement.

(g)          The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.”

ARTICLE II
PURCHASE AND SALE

Section 2.1           Sale and Transfer of Seller Interests. On the terms and subject to the conditions set forth herein, at the Closing Seller shall sell, transfer and assign to Buyer, and Buyer shall purchase from Seller, the Seller Interests, free and clear of all Liens, other than restrictions on transfers of securities pursuant to state or federal securities laws.

Section 2.2           Purchase Price. The aggregate purchase price to be paid for the Seller Interests (the “Purchase Price”) shall be Eight Million Dollars ($8,000,000.00), (i) Four Million Dollars ($4,000,000.00) of which shall be paid in cash at Closing by wire transfer of immediately available funds to an account or accounts designated in writing by Seller, and (ii) Four Million Dollars ($4,000,000.00) of

which shall be paid by at Closing by the issuance of a junior subordinated promissory note in the form of Exhibit D hereto (the “Junior Subordinated Note”). The obligations of Buyer pursuant to the Junior Subordinated Note shall be secured in accordance with the terms and conditions of that certain Pledge Agreement, dated as of the date hereof, between Buyer and Seller, in the form of Exhibit E hereto (the “Pledge Agreement”).

Section 2.3           Repayment of SBS Secured Demand Note. On the terms and subject to the conditions set forth herein, at Closing (a) Buyer shall repay in full all outstanding principal, interest and other amounts due and owing to Seller in respect of the SBS Secured Demand Note, (b) Seller shall take all such actions as are commercially reasonable necessary, including without limitation the execution and delivery of customary documents and instruments, to release any and all security interests in collateral securing the SBS Secured Demand Note pursuant to the SBS Collateral Agreement, and (c) the SBS Collateral Agreement shall thereupon be terminated without any further action on the part of the parties thereto.

Section 2.4           Capital Markets Purchase Agreement. The parties hereto acknowledge and agree that (a) this Agreement will not limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the parties under the Capital Markets Purchase Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Capital Markets Purchase Agreement, all of which shall continue in full force and affect, and (b) without limiting the generality of clause (a), nothing in this Agreement shall have any effect on the obligations of Buyer to make any payments to Seller pursuant to Section 2.5 of the Capital Markets Purchase Agreement.

ARTICLE III
CLOSING

Section 3.1           Closing Time and Place. The closing of the purchase and sale of the Seller Interests against payment of the Purchase Price (the “Closing”) shall take place at 10:00 a.m., New York time, at the offices of Norton Rose Fulbright US LLP, 666 Fifth Avenue, New York, New York 10103, as soon as practicable, but no later than two business days after the satisfaction or waiver (subject to applicable law) of each of the conditions set forth in ARTICLE VII hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions). Failure to consummate the transactions provided for in this Agreement on the date and time selected pursuant to this Section 3.1 shall not, except as permitted by ARTICLE IX hereof, result in the termination of this Agreement and shall not relieve any party to this Agreement of any obligation hereunder. The date the Closing occurs is referred to herein as the “Closing Date”.

Section 3.2           Further Assurances. At the Closing and from time to time thereafter Seller shall execute such additional instruments and take such other actions as Buyer may reasonably request in order to (a) effectively sell, transfer and assign the Seller Interests to Buyer and confirm Buyer’s title to the Seller Interests, and (b) effectively terminate the SBS Secured Demand Note and release any and all security interests in collateral securing the SBS Secured Demand Note pursuant to the SBS Collateral Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this ARTICLE IV are true, correct and complete as of the date of this Agreement.

Section 4.1           Organization, Standing and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the corporate power to own its properties and to carry on the Business as now being conducted.

Section 4.2           Authority; Validity and Enforceability; No Conflicts; Consents.

(a)          Seller has all requisite corporate power and authority to enter into this Agreement and each of the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been, and each of the other Transaction Documents will be, duly executed and delivered by Seller. This Agreement constitutes, and each of the other Transaction Documents will constitute, the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

(b)          The execution and delivery of this Agreement and each of the other Transaction Documents by Seller does not, and the consummation of the transactions contemplated hereby and thereby will not, assuming compliance with the matters referred to in the next sentence, require any consent or other action by any Person under, or conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or result in the triggering of any payment or other obligation under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance, restriction or security interest of any kind or nature whatsoever (collectively, “Liens”) in or upon any of the properties or assets of Seller under, (i) any provision of the organizational and governing documents of Seller or (ii) any mortgage, indenture, lease, contract or other agreement, obligation, commitment, arrangement, understanding or instrument (each, a “Contract”) to which Seller is a party or by which Seller or any of its assets or properties are bound, or any Law, Permit, concession, franchise or license applicable to Seller or any of its properties or assets, except in each case as would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

(c)          No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (each a “Governmental Entity”) is required by or with respect to Seller in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby, except for such consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

Section 4.3          Ownership. The Seller Interests are owned of record and beneficially by Seller, free and clear of Liens, other than restrictions on transfers of securities pursuant to state or federal securities laws. Seller has not granted any option or right, and is not a party to or bound by any Contract that requires or, upon the passage of time, the payment of money or occurrence of any other event, would require, Seller to transfer any of the Seller Interests to anyone other than Buyer.

Section 4.4          Brokers’ and Finders’ Fees. Seller has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE V are true, correct and complete as of the date of this Agreement.

Section 5.1           Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full limited liability company power and authority to own or lease its properties and carry on its business as presently conducted.

Section 5.2           Authority; Validity and Enforceability; No Conflicts; Consents. Buyer has all requisite limited liability company power and authority to enter into this Agreement and each of the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of Buyer. This Agreement has been, and each of the Transaction Documents will be, duly executed and delivered by Buyer and constitutes or will constitute the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity. The execution and delivery of this Agreement and each of the other Transaction Documents by Buyer does not and the consummation of the transactions contemplated hereby and thereby will not, assuming compliance with the matters referred to in the next sentence, require any consent or other action by any Person under, or conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or result in the triggering of any payment or other obligation under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or result in the creation of any Lien (other than pursuant to the credit facility to be entered into by Buyer in connection with the consummation of the transactions contemplated hereby) in or upon any of the properties or assets of Buyer, under, (i) any provision of its organizational and governing documents, or (ii) any Contract to which Buyer is a party or by which Buyer or any of its assets or properties are bound, or any Law, Permit, concession, franchise or license applicable to Buyer or any of its properties or assets.. No consent, approval, order or authorization of or registration, declaration or filing with any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer the transactions contemplated hereby, except for (i)  except for compliance with and of the rules and regulations of FINRA, and (ii) such consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

Section 5.3           Brokers. Except Griffin Financial Group LLC, the fees of which shall be paid solely by Buyer, Buyer has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement.

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1           Restrictive Covenants.

(a)           Seller acknowledges that its management has extensive knowledge and a unique understanding of the SBS Business and has had access to all of the proprietary and confidential information used in the SBS Business. Seller further acknowledges that if it or its Affiliates were to compete with Buyer in such business following the Closing, great harm could come to Buyer and the SBS Business, thereby impairing the value associated with the purchase of Seller Interests and the goodwill of the SBS Business.

(b)          In furtherance of the sale of the Seller Interests to Buyer hereunder by virtue of the transaction contemplated by this Agreement and to more effectively protect the value of the SBS Business, Seller covenants and agrees that, for a period five (5) years from and after the Closing Date (the “Restricted Period”), it shall not, and shall cause Siebert Financial Corp., a New York corporation (“Parent”), not to, whether for compensation or without compensation, directly or indirectly, as an owner, principal, partner, member, shareholder, independent contractor, director, consultant, joint venturer, investor, licensor, lender or in any other capacity whatsoever, alone, or in association with any other Person, carry on, be engaged or take part in, or render services or advice to, own, share in the earnings of, invest in the stocks, bonds or other securities of, or otherwise become financially interested in, any Person engaged in a business that is competitive to the SBS Business using the “Siebert” name or any derivation thereof anywhere in the United States. For avoidance of doubt, nothing in this Agreement shall be construed as placing any restriction on the business or operations of any direct or indirect shareholder of Parent or on the use by Seller, Parent or any direct or indirect shareholder of Seller of the “Siebert” name or any derivation thereof in connection with any business other than a business that competes with the SBS Business.

(c)          The covenants set forth in this Section 6.1 (the “Restrictive Covenants”) have been separately bargained for to protect the business, including goodwill, being acquired by Buyer hereunder and to ensure that Buyer shall have the full benefit of the value thereof. Seller recognizes and acknowledges that the business and markets of Buyer are national in scope, and that Buyer is investing substantial sums in purchasing the Seller Interests and in consideration for the Restrictive Covenants contained herein, that such covenants are necessary in order to protect and maintain the legitimate business interests of Buyer and are reasonable in all respects, and that Buyer would not consummate the transaction contemplated by this Agreement but for such agreements. Seller hereby waives any and all right to contest the validity of the Restrictive Covenants on the ground of the breadth of their geographic or product coverage or the length of their term. Seller acknowledges and agrees that a substantial and legally sufficient consideration is attributable to the Restrictive Covenants and Seller hereby waives any right to assert inadequacy of consideration as a defense to enforcement of the Restrictive Covenants should such enforcement ever become necessary.

(d)          If Seller breaches, or threatens to commit a breach of, any of Restrictive Covenants, Buyer shall have, in addition to, and not in lieu of, any other rights and remedies available to them under law or in equity, the rights to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Buyer, the Buyer Members and SBS and that money damages would not provide an adequate remedy. Seller covenants and agrees not to oppose any demand for specific performance and injunctive and other equitable relief in case of any such breach or attempted breach.

Section 6.2           Public Disclosure. Unless otherwise permitted by this Agreement, Buyer and Seller shall consult with each other before issuing any press release or otherwise making any public statement (including any broadly issued statement or announcement to Seller employees) or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by applicable Law. Notwithstanding the foregoing, nothing in this Section 6.2, shall restrict the ability of Parent to make any filings with the

Securities and Exchange Commission required by applicable securities laws and the rules and regulations thereunder.

Section 6.3           Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions to the Closing to be satisfied, (ii) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from FINRA or any Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or Proceeding by, FINRA or any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties (provided that if obtaining any such consent, approval or waiver would require any action other than the payment of a nominal amount, such action shall be subject to the consent of the Buyer and the Sellers, not to be unreasonably withheld), (iv) the defending of any proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Each party shall also refrain from taking, directly or indirectly, any action contrary or inconsistent with the provisions of this Agreement, including action that would impair such party’s ability to consummate the transactions contemplated hereby.

Section 6.4            Notice of Certain Events. Each party shall promptly notify the other parties of:

(a)          any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)          any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

(c)          any proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting it which relate to the consummation of the transactions contemplated by this Agreement.

Section 6.5           Expenses. Except as specifically set forth otherwise in this Agreement, whether or not the Closing occurs, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

Section 6.6           Tax Matters.

(a)          Buyer and Seller acknowledge and agree that Buyer shall utilize the closing of the books method described in the Treasury Regulations promulgated under Section 706 of the Code for purposes of allocating all items of income, gain, loss, deduction and credit, and all other items of Buyer with respect to the Seller Interests.

(b)          To the extent permitted by applicable Law, Seller shall include any income, gain, loss, deduction or credit, or other tax items for any tax periods (or portion thereof) ending on or before the Closing Date on its tax returns in a manner consistent with the Schedule K-1s furnished by Buyer to the

Seller for any such periods; provided, however, that, except as provided in Section 6.6(a), such Schedule K-1 shall be prepared in accordance with the SBSF Operating Agreement and on a basis that is consistent with the manner in which the Company prepared or filed Schedule K-1s for all prior periods. Seller shall indemnify, defend and hold Buyer harmless from and against any and all taxes attributable to income, gain, loss, deduction or credit, or other tax items properly reported to Seller on any such Schedule K-1 covering a tax period (or portion thereof) ending on or before the Closing Date. For avoidance of doubt, Seller will not be responsible for any taxes of the Company that are not properly reported to Seller on any such Schedule K-1.

Section 6.7           Buyer Board of Managers. Buyer shall use its best efforts to cause a designee of Seller, or any other Person to which the Junior Subordinated Note has been assigned in accordance with the terms thereof, as the case may be, which designee shall initially be Robert Mazzarella, to be elected as a manager of Buyer in any and all elections of managers of Buyer from and after the Closing in accordance with Section 5.1(b) of the Buyer Operating Agreement. Buyer hereby covenants and agrees that it shall not, and shall cause the Buyer Members not to, amend or modify Sections 5.1(b)(ii) or 5.1(b)(v) of the Buyer Operating Agreement.at any time prior to the date on which the Junior Subordinated Note has been satisfied in full, without the prior written consent of Seller or such assignee of the Junior Subordinated Note, as applicable.

Section 6.8            Directors’ and Officers’ Indemnification and Insurance.

(a)          Buyer agree that all rights to indemnification, advancement of expenses and exculpation by Buyer or SBS now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing an officer or manager of Buyer or SBS (each a “D&O Indemnified Party”) as provided in the SBSF Operating Agreement and the operating agreements SBS as in effect on the date of this Agreement, shall survive the Closing and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b)          For six years after the Closing Date, to the fullest extent permitted under applicable Law, Buyer and SBS (the “D&O Indemnifying Parties”) shall indemnify, defend and hold harmless each D&O Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Closing (including in connection with the transactions contemplated by this Agreement), and shall reimburse each D&O Indemnified Party for any legal or other expenses reasonably incurred by such D&O Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Buyer’s receipt of an undertaking by such D&O Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such D&O Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that neither SBS nor Buyer will be liable for any settlement effected without the Buyer’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(c)          The obligations of Buyer and SBS under this Section 6.8 shall survive the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 6.8 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.8 applies shall be third party beneficiaries of this Section 6.8, each of whom may enforce the provisions of this Section 6.8).

(d)          In the event that, after the Closing, Buyer, SBS or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or SBS, as the case may be, shall assume all of the obligations set forth in this Section 6.8. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any D&O Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Buyer, SBS or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.8 is not prior to, or in substitution for, any such claims under any such policies.

ARTICLE VII
CONDITIONS TO OBLIGATION TO CLOSE

Section 7.1           Conditions to the Obligations of Buyer. The obligations of Buyer to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Buyer:

(a)          Accuracy of Representations and Warranties. Each of the representations and warranties of Seller in this Agreement that is expressly qualified by a reference to materiality shall be true and correct in all respects as so qualified, each of the representations and warranties of Seller in this Agreement that is not so qualified shall be true and correct in all material respects, each as of the date when made and at and as of the Closing, except for such changes as are permitted by this Agreement and except to the extent a representation or warranty speaks only as of an earlier date, in which case it shall be true and correct as of such date.

(b)          Performance of Obligations. Seller shall have performed and complied with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

(c)          Certificate of Officers. Buyer shall have received a certificate executed on behalf of Seller by the chief financial officer of Seller certifying that the conditions set forth in Sections 7.1(a) and 7.1(b) have been satisfied.

(d)          Consents. All filings, licenses, consents, authorizations, waivers and approvals that are required to be made to or obtained from each Governmental Entity (including FINRA if FINRA’s approval is required as a precondition to the acquisition by Buyer of the Seller Interests and the repayment by Buyer of the SBS Secured Demand Note) that is required for the consummation of the transactions contemplated by this Agreement.

(e)          No Governmental Litigation, Injunctions or Restraints. There shall not be pending or threatened any Proceeding by any Governmental Entity, and neither Buyer nor Seller shall have received any communication from any Governmental Entity in which such Governmental Entity indicates the probability of commencing any Proceeding or taking any other action challenging the acquisition by Buyer of the Seller interests or the repayment by Buyer of the SBS Secured Demand Note, seeking to restrain or prohibit the consummation of the transactions contemplated hereby, or seeking to obtain from the Buyer any damages that are material in relation to the SBS Business.

(f)           Financing. Buyer shall have received (i) the net proceeds of the loan contemplated by the Senior Subordinated Loan Agreement, and (ii) an aggregate of $3,000,000 from the Buyer Members in consideration for the issuance by Buyer of Buyer membership interests to the Buyer Members.

(g)          Brandford Redemption. The transactions contemplated by that certain Membership Interest Redemption Agreement, dated as of the date hereof, by and between Buyer and Napoleon Brandford III shall have been consummated.

(h)          Other Matters. All actions to be taken by Seller in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

Section 7.2           Conditions to Obligations of Seller. The obligations of Seller to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Seller:

(a)          Accuracy of Representations and Warranties. Each of the representations and warranties of Buyer in this Agreement that is expressly qualified by a reference to materiality or shall be true and correct in all respects as so qualified, and each of the representations and warranties of Buyer in this Agreement that is not so qualified shall be true and correct in all material respects, each as of the date when made and at and as of the Closing, except for such changes as are permitted by this Agreement and except to the extent a representation or warranty speaks only as of an earlier date, in which case it shall be true and correct as of such date.

(b)          Performance of Obligations. Buyer shall have performed and complied with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

(c)          Certificate of Officers. Sellers shall have received a certificate executed on behalf of Buyer by its president certifying that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(d)          No Litigation. No Proceeding shall be pending or threatened before any Governmental Entity or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect).

(e)          Other Matters. All actions to be taken by Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller.

ARTICLE VIII
INDEMNIFICATION

Section 8.1           Indemnification.

(a)          Survival. All covenants and agreements made by the Seller or Buyer herein, or in any certificate or exhibit delivered pursuant hereto, shall survive the Closing. All representations and warranties made by Seller or Buyer herein, or in any certificate or exhibit delivered pursuant hereto, shall survive the Closing and continue in full force and effect until the second anniversary of the Closing Date; provided, however, that any claim relating to a breach of any such representation or warranty pending on the second anniversary of the Closing Date for which notice has been duly given in accordance with Section 8.2 on or before the second anniversary of the Closing Date may continue to be asserted and indemnified against until finally resolved; and provided further that the representations and warranties set forth in Section 4.3 shall survive the Closing and continue in full force and effect indefinitely.

(b)          Indemnification by Seller. Subject to the limitations set forth in this ARTICLE VIII, Seller shall indemnify and hold harmless Buyer and its officers, directors, agents, attorneys and employees, and each Person, if any, who controls or may control Buyer or SBS within the meaning of the Securities Act (hereinafter “Buyer Indemnified Persons”) from and against any and all losses, costs, damages, penalties, fines, liabilities and expenses (including without limitation legal fees and expenses) (collectively, “Damages”) incurred or sustained by Buyer Indemnified Persons as a result of (i) any inaccuracy or breach of, or any claim by a third party alleging facts that, if true, would mean that Seller has breached, any representation or warranty by Seller contained herein or under any other agreement executed and delivered by the parties in furtherance of the transactions described herein, and (ii) a breach by Seller of any covenant or other agreement contained herein or under any other agreement executed and delivered by the parties in furtherance of the transactions described herein; provided, however, that the aggregate indemnification obligation for Damages resulting from breaches of representations and warranties of Seller shall not exceed the total Purchase Price.

(c)          Indemnification by Buyer. Buyer shall indemnify and hold harmless Seller and its officers, directors, agents, attorneys and employees, and each Person, if any, who controls or may control Seller within the meaning of the Securities Act (hereinafter “Seller Indemnified Persons”) from and against and in respect of any Damages incurred sustained thereby as a result of (i) any inaccuracy or breach of, or any claim by a third party alleging facts that, if true, would mean that Buyer has breached, any representation or warranty of Buyer contained herein or under any other agreement executed and delivered by the parties in furtherance of the transactions described herein, (ii) a breach by Buyer of its obligation to pay the Purchase Price to Seller in accordance with Section 2.2 and the terms and conditions of the Junior Subordinated Note; or (iii) a breach by Buyer of any other covenant or other agreement contained herein or under any other agreement executed and delivered by the parties in furtherance of the transactions described herein; provided, however, that the aggregate indemnification obligation for Damages resulting from breaches of representations and warranties of Buyer shall not exceed the total Purchase Price, except in the case of clause (ii) of this Section 8.1(c), in which case the amount of Damages may exceed the total Purchase Price by the amount of any reasonable and documented expenses incurred by the Seller Indemnified Parties in enforcing this Agreement (including without limitation legal fees and expenses).

(d)          Special Rule For Fraud. Notwithstanding anything in this ARTICLE VIII to the contrary, in the event of any breach of a representation or warranty by a party that is intentional or constitutes fraud, such party’s liability for breach of such representation or warranty shall survive the Closing and continue in full force and effect forever thereafter, and the injured party’s ability to recover Damages relating thereto shall not be subject to any cap or other limitation.

(e)          Tax Treatment of Indemnification Payments. Seller and Buyer agree to treat any payment made pursuant to this ARTICLE VIII as an adjustment to the Purchase Price for federal, state and local income Tax purposes.

Section 8.2           Procedure for Indemnification. The procedure to be followed in connection with any claim for indemnification by Buyer Indemnified Persons under Section 8.1(b) or any Seller Indemnified Persons under Section 8.1(c), is set forth below:

(a)          Notice. Whenever any indemnified party shall have received notice that a claim has been asserted or threatened against such indemnified party, which, if valid, would subject the indemnifying party to an indemnity obligation under this Agreement, the indemnified party shall promptly notify the indemnifying party of such claim; provided, however, that failure to so notify the indemnifying party shall not relieve the indemnifying party of its indemnification obligations hereunder, except to the extent the indemnifying party is actually prejudiced thereby. Any such notice must be made to the indemnifying party not later than the expiration of the applicable survival period specified in Section 8.1 above.

(b)          Defense of a Third Party Claim.

(i)          If any third party shall notify any party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against any other party (the “Indemnifying Party”) under this ARTICLE VIII, the Indemnifying Party will have the right, but not the obligation, to assume the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within ten business days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(ii)        So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.2(b)(i), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld, delayed or conditioned unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld, delayed or conditioned unreasonably).

(iii)       In the event the Indemnifying Party fails to assume the defense of a Third Party Claim or any of the conditions in Section 8.2(b)(i) is or becomes unsatisfied after written notice has been provided to the Indemnifying Party and the Indemnifying Party fails to cure the matter unsatisfied (such cure period to be no more than ten (10) days or such lesser period if after such 10 day period the Indemnified Party would be prejudiced in the defense of such Third Party Claim), then (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the reasonable costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Party will remain responsible for any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this ARTICLE VIII. Regardless of the party who defends against such Third Party Claim, the other party agrees to cooperate in good faith with the defending party.

(c)          Non-Third Party Claims. Within thirty (30) business days after a party obtains knowledge that it has sustained any Damages not involving a Third Party Claim or action which such party reasonably believes may give rise to a claim for indemnification from another party hereunder, such Indemnified Party shall deliver notice of such claim to the Indemnifying Party, together with a brief description of the facts and data which support the claim for indemnification; provided, however, that failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced thereby. Any such notice must be made to the Indemnifying Party not later than the expiration of the applicable survival period specified in Section 8.1. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) business days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this ARTICLE VIII, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this ARTICLE VIII and the Indemnifying Party shall pay the amount of such claim to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute.

Section 8.3           Exclusive Remedy. In the absence of fraud and except as provided in Section 10.9, the indemnification provisions set forth in this ARTICLE VIII shall provide the exclusive remedy for breach of any covenant, agreement, representation or warranty set forth in this Agreement.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

Section 9.1            Termination. This Agreement may be terminated at any time prior to the Closing Date (by written notice by the terminating party to the other party):

(a)          by the mutual written consent of Buyer and Seller;

(b)          by either Buyer or the Sellers if the Closing shall not have occurred by _____, 2015, provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; and provided, further, that such date may be extended for an additional 60 days by either Buyer or Seller if such party believes that the conditions precedent to the Closing as set forth in ARTICLE VII are being pursued in good faith and that completion of any such open conditions will occur during such 60-day period;

(c)          by either Buyer or Seller if a court of competent jurisdiction or other Governmental Entity shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, except if the party relying on such order, decree or ruling or other action has not complied with its obligations under this Agreement;

(d)          by Seller, if there has been a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, which breach (i) causes the conditions set forth in Section 7.2 not to be satisfied and (ii) shall not have been cured within five (5) business days following receipt by the breaching party of written notice of such breach from the Sellers; or

(e)          by Buyer, if there has been a breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, which breach (i) causes the conditions set forth in Section 7.1 not to be satisfied and (ii) shall not have been cured within five (5) business days following receipt by the breaching party of written notice of such breach from the Buyer.

Section 9.2           Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, there shall be no liability or obligation on the part of Buyer, Seller or their respective officers, directors, members or stockholders; provided that (a) the provisions of this Section 9.2 and ARTICLE X shall remain in full force and effect and survive any termination of this Agreement; and (b) if this Agreement is terminated because of a breach by the non-terminating party or because one or more conditions to the terminating party’s obligations under this Agreement are not satisfied, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE X
GENERAL PROVISIONS

Section 10.1         Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered if delivered personally (upon receipt), or three business days after being mailed by registered or certified mail, postage prepaid (return receipt requested), or one (1) business day after it is sent by commercial overnight courier service, or upon transmission, if sent via facsimile or e-mail (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to Buyer:	Siebert, Brandford, Shank Financial, LLC
535 Griswold Street, Suite 2250
Detroit, MI 48226
Attn: Suzanne F. Shank, CEO
E-Mail: sshank@sbsco.com

With copies to (which shall
not constitute notice):	Kay & Merkle, LLP
100 The Embarcadero, Penthouse
San Francisco, California 94105
Attn: John W. Merkle, Esq.
Fax: (415)357-1200
E-Mail: jmerkle@kmlaw100.com

and

Leslie Carey Kirk, Esq.
General Counsel, Siebert, Brandford, Shank & Co., LLC
1025 Connecticut Avenue NW, Suite 1202
Washington, DC 20036

If to Seller:	Muriel Siebert & Co., Inc.
885 Third Avenue, Suite 3100
New York, New York 10022
Attn: Joseph Ramos
Fax: (212) 644-6896
E-Mail: rjramos@siebertnet.com

With a copy to (which shall
not constitute notice):	Norton Rose Fulbright US L.L.P.
666 Fifth Avenue
New York, New York 10103
Attn: Warren J. Nimetz, Esq.
Fax: (212) 318-3400
E-Mail: warren.nimetz@norttonrosefulbright.com

Section 10.2         Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, (b) are not intended to confer upon any other Person any rights or remedies hereunder, and (c) shall not be assigned by operation of law or otherwise without the written consent of the other party.

Section 10.3        Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 10.4         Amendment. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all parties hereto.

Section 10.5         Extension, Waiver. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 10.6         Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

Section 10.7         Governing Law. Each party hereto hereby irrevocably submits and consents to the jurisdiction of any New York state or federal court located in New York County over any Proceeding arising out of or relating to this Agreement and hereby irrevocably agrees that all claims in respect of any such Proceeding may be heard and determined in such New York state or federal court. Each party hereto irrevocably consents to the service of any and all process in any such proceeding by the hand delivery or mailing of copies of such process to it at its address specified herein.

Section 10.8         Waiver of Jury Trial.

(a)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)          EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.8.

Section 10.9         Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

Section 10.10       No Third Party Beneficiaries. Except as otherwise provided in Section 8.1 with respect to Seller Indemnified Parties and Buyer Indemnified Parties, Section 6.7 with respect to any assignee of the Junior Subordinated Note, and Section 6.8 with respect to D&O Indemnified Parties, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.11      Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date set forth above.

SIEBERT BRANDFORD SHANK FINANCIAL, LLC

By:	/s/ Suzanne F. Shank
Name: Suzanne F. Shank
Title: Chief Executive Officer

MURIEL SIEBERT & CO., INC.

By:	/s/ Robert P. Mazzarella
Name: Robert P. Mazzarella
Title: Director

[PURCHASE AGREEMENT SIGNATURE PAGE]